EXHIBIT 10.28

Promissory Note

1. For value received, and pursuant to a Settlement Agreement dated July 21, 2020 attached hereto (Settlement Agreement), Progenity, Inc., (“Progenity” or “Maker”), for itself and its successors and assigns, promises to pay to the United States of America (“Holder”), or its assignee, the full principal sum of $16,400,000.00, together with interest accruing at the rate of 1.25% per annum through year 5 (“Outstanding Balance”) as set forth below.

Schedule of Payments (including interest)

	Payment Number	Date Due	Payment	Principal	Interest (1.25%)	Balance
Down Payment		7/31/2020	$7,668,135.30	$7,668,135.30		$8,731,864.70
	1	12/31/2020	$1,384,253.97	$1,338,775.51	$45,478.46	$7,393,089.19
	2	12/31/2021	$1,765,883.00	$1,673,469.39	$92,413.61	$5,719,619.80
	3	12/31/2022	$2,414,352.39	$2,342,857.14	$71,495.25	$3,376,762.66
	4	12/31/2023	$2,719,760.55	$2,677,551.02	$42,209.53	$699,211.64
	5	12/31/2024	$707,951.79	$699,211.64	$8,740.15	$0.00
Total, All Years			$16,660,337.00	$16,400,000.00	$260,337.00

2. Payments will be made by wire transfer as indicated pursuant to written instructions provided by the United States Attorney’s Office for the Southern District of California. If there is any change in the method or instructions of payment, the Holder shall inform the Maker at least 5 business days before payment is due.

3. This Note may be prepaid, in whole or in part, without penalty or premium. Partial payment does not alter the interest rate applicable each year as reflected in paragraph 1 of this Note.

4. Acceleration Windfall Clause: In the event that, during any calendar year from 2020 through 2023, Progenity receives any civil settlements, damages awards, or tax refunds which exceed the aggregate value of $5,000,000 in a calendar year (referred to herein as a “Windfall Event”), Progenity shall pay to the United States 22% of the value of the Windfall Event. This payment shall be made within 15 days of the occurrence of the Windfall Event, and Progenity shall promptly notify the United States of the Windfall Event and its value prior to making the payment. Each payment made pursuant to this provision will proportionately reduce the amount due in the last remaining installment payment set forth in Paragraph 1 above. (For example, if Progenity were to receive $10,000,000 from a future Windfall Event that occurred in calendar year 2020, Progenity would be required to pay $2,200,000 to the United States within 15 days of the occurrence of the Windfall Event, and this payment would proportionately reduce future installment payments so that Progenity would no longer need to make the payment required on 12/31/2024 in Paragraph 1 above, and the payment required on 12/31/2023 in Paragraph 1 above would be reduced to $1,227,712.34 plus applicable interest.) The aggregate amount of accelerated payments made pursuant to this Paragraph for the life of Settlement Agreement shall not exceed $3,449,400. This provision shall no longer be operative after the Settlement Amount due under Paragraph 1 of the Terms and Conditions of the Settlement Agreement has been fully paid ($16,400,000 plus applicable interest).

5. Maker is in default of this Note on the date of occurrence of any of the following events (“Events of Default”).

A.

Maker’s failure to pay any amount provided for in this Note within ten days of when such payment is due and payable; provided, however, that an Event of Default does not occur if because of events outside of Maker’s control, the Holder does not receive the paid amount after transmission by Maker. Maker will make its best efforts to ensure Holder’s receipt of the paid amount.

B.	As provided in Paragraph 6 of the Terms and Conditions in the Settlement Agreement.

C.	If prior to making the full payment of the amount due under this Note, any case, proceeding, or other action is instituted:

a.	under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors, seeking to have any order for relief of debtors, or seeking to adjudicate Maker as bankrupt or insolvent; or

b.	seeking appointment of a receiver, trustee, custodian or other similar official for Progenity or for all or any substantial part of Maker’s assets.

6. The Maker shall provide the United States written notice of an Event of Default falling under Paragraph 5.C within two (2) business days of such event by overnight mail, delivered to the Office of the United States Attorney for the Southern District of California (USAO), at 880 Front Street, Suite 6293, San Diego, CA 92101.

7. With regard to an Event of Default under Paragraph 5.A (failure to timely pay), the Government shall provide written notice to the Maker of any such Event of Default. The Maker shall then have an opportunity to cure the Event of Default within ten (10) calendar days from the date of delivery of the notice of Default. In the event that an Event of Default under Paragraph 5.A is not fully cured within ten (10) calendar days of the delivery of the notice of the Event of Default (“Uncured Event of Default”), interest shall accrue at the rate of 12 per cent per annum compounded daily on the remaining unpaid principal balance of the settlement amount set forth in Paragraph 1 above, beginning ten (10) calendar days after mailing of the notice of Default.

8. Upon the occurrence of an Event of Default under Paragraph 5.B and Paragraph 5.C, or in the event of an Uncured Event of Default under Paragraph 5.A and Paragraph 7, without further notice or presentment and demand by the United States:

A.

The portion of the Outstanding Balance secured by this Note shall become immediately due and payable (“Default Amount”). Interest shall accrue on the default amount from the date of the Event of Default at 12 per cent per annum, compounded daily.

B.	The United States may take any and all actions provided under law and equity, or provided by the Settlement Agreement, to collect the Outstanding Balance pursuant to this Note.

C.	The United States retains any and all other rights and remedies it has or may have under law and equity, and may exercise those rights or remedies.

D.

No failure or delay on the part of the United States to exercise any right or remedy shall operate as a waiver of the United States’ rights. No partial or single exercise by the United States of any right or remedy shall operate as a waiver of the United States’ rights.

E.	Maker will pay the United States all reasonable costs of collection, including reasonable attorneys’ fees and expenses.

9. Waiver by the Holder of any default by Maker, its successors, or assigns will not constitute a waiver of a subsequent default. Failure by the Holder to exercise any right, power, or privilege which it may have by reason of default will not preclude the exercise of such right, power, or privilege so long as such default remains uncured or if a subsequent default occurs.

10. This Note shall be governed and construed according to the laws of the United States of America.

11. Maker acknowledges that it is entering into this Note, freely, voluntarily and with no degree of compulsion whatsoever.

12. Any notice to the Maker pursuant to this Note shall be in writing and shall be delivered by hand, express courier, or e-mail transmission followed by postage-prepaid mail, and shall be addressed as follows:

M. Kendall Day, Esq.

Jonathan M. Phillips, Esq.

Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue, N.W.

Washington, D.C. 20036-5306

IN WITNESS THEREOF, Maker intending to be legally bound hereby and so bind its successors and assigns, has caused this Note to be executed by its proper corporate officer, duly attested this 21st day of July, 2020.

PROGENITY, INC.

by:
/s/ Clarke Neumann
Clarke Neumann
General Counsel, Progenity
July 21, 2020